Exhibit 99.1

AITX Investor Conference & RAD Technology Reveal a Success

Detroit, Michigan, November 6, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a pioneer in AI-driven security and productivity solutions along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), is thrilled to announce the successful conclusion of its Investor Conference & RAD Technology Reveal held on November 3, 2023. The event stands as the single most comprehensive presentation and video detailing the Company’s rich history, present endeavors, and exciting future prospects.

Leading the charge at the conference were the Company’s stalwarts, including Steve Reinharz, Founder & CEO; Ioan Pop, VP of Engineering; Mark Folmer, President of RAD; Anthony Brenz, Chief Financial Officer, and Troy McCanna, VP of Business Development & Chief Security Officer.

The conference took place at the Motor City Casino Hotel (“MCCH”) in Detroit, Michigan. Surprises included a reveal that the MCCH was a pilot client of RAD’s for a long time, recently announced the conclusion of the pilot and placed an additional order of multiple ROSAs. Furthermore, MCCH’s Chief Information Officer spoke about his experiences with RAD, its solutions and shared a positive outlook for continued expansion.

Mark Folmer and Troy McCanna provided an insightful deep dive into RAD’s sales funnel, revealing key deployed and contracted revenue figures. Anthony Brenz articulated a strategic and conservative approach to profitability, emphasizing the impressive cost-cutting measures that have enabled the company to reduce expenditures by approximately 25%.

Steve Reinharz shared insights on the dedication and commitment of the team, highlighting the voluntary partial pay deferments undertaken by many team members, including all presenters, to expedite the Company’s journey to positive cash flow.

Ioan Pop’s segment was particularly noteworthy as he gave an in-depth look at ROSA 4.0, with a prototype of this next-gen security solution displayed for attendees. Additionally, the RADPack Milli Gen 2 was showcased, and the initial steps of collaboration with emergency phone (blue light phone tower) manufacturers were discussed, spotlighting the potential integration of RAD’s robust software suite, including the RAD Light My Way solution.

Adding depth to the conference, video testimonials from end users and security industry influencers provided invaluable perspectives on the benefits and potential of RAD’s solutions.

One of the event’s climactic moments was the formal introduction of RADDOG 3S. Videos explaining its advanced and unique functionalities left the audience in awe.

Feedback from in-person attendees was overwhelmingly positive, underscoring the event’s success in conveying the Company’s vision and achievements.

“It’s been a truly enriching experience,” Steve Reinharz reflected. “For anyone keen to understand AITX, our aspirations, our journey, and the passionate team propelling us forward, this video serves as a definitive guide.”

The entire AITX Investor Conference & RAD Technology Reveal can be viewed on AITX’s YouTube channel at https://youtube.com/live/DAcLS3ngQrw

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz